UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 2, 2024 (September 30, 2024)
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POOL CORPORATION
(Exact name of registrant as specified in its charter)
Delaware		0-26640	36-3943363
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)

109 Northpark Boulevard,
Covington,	Louisiana		70433-5001
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code: (985) 892-5521

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	POOL	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Third Amended and Restated Credit Agreement

On September 30, 2024, Pool Corporation (the “Company”) entered into the Third Amended and Restated Credit Agreement (the “Amended Agreement”) by and among Pool Corporation, as U.S. Borrower, SCP Distributors Canada Inc., as Canadian Borrower, SCP International, Inc., as Euro Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and certain other lenders party thereto. The Amended Agreement amends and restates the terms of the Company’s predecessor revolving credit facility principally by increasing its borrowing capacity from $750.0 million to $800.0 million and extending its maturity date from September 25, 2026 to September 30, 2029.

Otherwise, the Amended Agreement retains the core features of the predecessor credit agreement, including:

•a $500.0 million term loan facility;
•an accordion feature permitting the Company to request one or more incremental term loans or revolving credit facility commitment increases up to $250.0 million;
•an option permitting the Company to extend the maturity date of the revolving credit facility up to two years, subject to various conditions and restrictions; and
•sublimits for the issuance of swingline loans and standby letters of credit.

Revolving and term loan borrowings under the Amended Agreement continue to bear interest at a variable rate based on a one-month term secured overnight financing rate, plus an applicable margin. The Company’s term loan under the Amended Agreement continues to require quarterly amortization payments, with all remaining principal due on the term loan maturity date of September 25, 2026. At September 30, 2024, there was $125.0 million of revolving borrowings outstanding, a $468.8 million term loan, $15.1 million of standby letters of credit outstanding and $659.9 million available for borrowing under the Amended Agreement’s revolving credit facility.

Substantially all of the other terms of the term loan and revolving credit facility in the Amended Agreement remain similar to the predecessor credit agreement. The Amended Agreement continues to require the Company to maintain a maximum average total leverage ratio and a minimum fixed charge coverage ratio consistent with the terms specified in the Company’s predecessor credit agreement. All obligations under the Amended Agreement continue to be guaranteed on an unsecured basis by substantially all of the Company’s existing and future domestic subsidiaries. The Amended Agreement also continues to contain various customary affirmative and negative covenants and events of default. Failure to comply with any of the financial covenants or the occurrence of any other events of default would permit the lenders to, among other things, require immediate payment of all amounts outstanding under the Amended Agreement.

The Company is obligated to pay certain customary fees to the lenders and agents under the Amended Agreement. In the ordinary course of business, the Company and its affiliates have engaged, and may in the future engage, certain parties to the Amended Agreement or their affiliates to provide commercial banking, investment banking and other services for which the Company or its affiliates have paid or will pay customary fees or commissions.

The foregoing description of the Amended Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Amended Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The Amended Agreement is included as an exhibit to this Form 8-K to provide you with information regarding the terms of the Amended Agreement and is not intended to provide any other factual or disclosure information about the Company or the other parties thereto. The Amended Agreement contains representations, warranties and covenants that the parties thereto made to each other as of specific dates. These representations and warranties may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
10.1
Third Amended and Restated Credit Agreement, dated September 30, 2024, among Pool Corporation as U.S. Borrower, SCP Distributors Canada Inc. as Canadian Borrower, SCP International, Inc. as Euro Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and certain other lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POOL CORPORATION

By:	/s/ Melanie Housey Hart
Melanie Housey Hart
Vice President and Chief Financial Officer

Dated: October 2, 2024